Hale and Dorr LLP
               (a Massachusetts Limited Liability Partnership and
                       includes Professional Corporations)
                                Counselors At Law
                              650 College Road East
                           Princeton, New Jersey 08540

                                                       September 26, 2001


Intelligroup, Inc.
499 Thornall Street
Edison, New Jersey 08837

     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     This  opinion  is  furnished  to you  in  connection  with  a  Registration
Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of an additional 500,000 shares of Common Stock, $.01 par value per share (the "Shares"), of Intelligroup, Inc., a New Jersey corporation (the "Company"), all of which are to be offered by the Company to its employees, directors and consultants under the Company's 1996 Stock Plan, as amended (the "1996 Plan").

     On August 16, 2001, the shareholders of the Company adopted an amendment to the 1996 Plan which increased the number of shares of Common Stock reserved for issuance upon the exercise of options granted under the 1996 Plan from 4,700,000 to 5,200,000.

     We have examined the Certificate of Incorporation and By-laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and shareholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

     We express no opinion herein as to the laws of any state or jurisdiction other than the New Jersey Business Corporation Act statute and the federal laws of the United States of America.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and the Shares, when issued and paid for in accordance with the terms of the 1996 Plan, will be validly issued, fully paid and nonassessable.

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.


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     Please note that we are opining only as to the matters  expressly set forth herein, and no opinion should be inferred as to any other matters.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                             Very truly yours,

                                             /s/ Hale and Dorr LLP

                                             HALE AND DORR LLP